Exhibit 99.1

Sumo Logic Appoints Timothy Youngblood to its Board of Directors

Youngblood, Current SVP and Chief Security Officer of T-Mobile, Brings Decades of Cyber Security Expertise to Help Company Drive Modern Security Leadership Position

REDWOOD CITY, Calif. – November 7, 2022 – Sumo Logic (NASDAQ: SUMO), the SaaS analytics platform to enable reliable and secure cloud-native applications, today announced the appointment of Timothy Youngblood to its board of directors. Tim’s extensive cyber-industry expertise, deep understanding of the challenges faced by fellow CISOs, and operational experience will be helpful as the company further develops its cybersecurity product strategy and business, expands its risk and compliance initiatives, and further scales its strong cybersecurity culture and organizational processes.

“Delivering secure and reliable digital experiences is the new benchmark for every well run modern business,” said Ramin Sayar, president and CEO, Sumo Logic. “I am thrilled to have Tim join our Board as we further our efforts to help CISOs and organizations of all sizes address the increasing cybersecurity challenges as more elements of their operations go entirely digital. It’s an exciting time to have Tim’s experience and industry perspective as we continue our efforts in modernizing the next wave of security operations for our customers.”

Serving as a critical member of the T-Mobile senior leadership team, Tim is the SVP, CSO & Product Security Officer. Tim drives the overall strategic vision and direction of cybersecurity initiatives and products, and leads the cybersecurity organization. Tim previously held CISO, CSO and cybersecurity leadership roles at McDonald's, Kimberly-Clark and Dell Technologies, among others and has served on various technology councils and advisory committees.

“I’m excited to join the Sumo Logic Board at this critical time of change in the cybersecurity industry,” said Tim. “As digital technologies have become ever more prevalent and remote work is the new normal, many fellow CISOs and their organizations are facing increasing complexity and challenges. The Sumo Logic SaaS analytics platform is the foundation for many of the best run digital organizations, helping them solve some of the biggest challenges associated with visibility and security of modern applications and cloud infrastructure.”

About Sumo Logic
Sumo Logic, Inc. (NASDAQ: SUMO) empowers the people who power modern, digital business. Through its SaaS analytics platform, Sumo Logic enables customers to deliver reliable and secure cloud-native applications. The Sumo Logic Continuous Intelligence Platform™ helps practitioners and developers ensure application reliability, secure and protect against modern security threats, and gain insights into their cloud infrastructures. Customers around the world rely on Sumo Logic to get powerful real-time analytics and insights across observability and security solutions for their cloud-native applications. For more information, visit www.sumologic.com.

Sumo Logic is a trademark or registered trademark of Sumo Logic in the United States and in foreign countries. All other company and product names may be trademarks or registered trademarks of their respective owners.

Media Contacts
Carmen Harris, Sumo Logic
charris@sumologic.com